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                                                                    EXHIBIT 99.1


DON AMARAL TO SERVE AS INTERIM CHIEF EXECUTIVE OFFICER

DENVER, COLORADO, October 29, 1999 - Coram Healthcare Corporation (NYSE: CRH) today announced that Donald J. Amaral, the Company's Chairman of the Board and former Chief Executive Officer, will return as the Company's Chief Executive Officer on an interim basis as the Company searches for a new Chief Executive Officer following the departure of Richard M. Smith. "We are grateful for Rick Smith's hard work and dedication to the Company during his tenure with us and wish him well in his future endeavors," commented Mr. Amaral.

Denver based Coram Healthcare is a leading provider of high-quality home infusion therapy operating from approximately 88 locations in 44 states and Ontario, Canada. Coram Prescription Services (CPS) provides pharmacy benefit management services as well as mail order prescription drugs for chronically ill patients. The Clinical Research and Medical Informatics Division provides home care and product development services to pharmaceutical, biotechnology and medical device companies sponsoring clinical trials. These include specialized alternate site services such as drug administration, education, patient assessments, study coordination and data collection.

For more information, please visit the Company's web site at www.coramhealthcare.com.

Note: Except for historical information, all other statements provided in this press release are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's actual results may vary materially from the forward-looking statements made above due to important factors such as the Company's history of operating losses and uncertainties associated with future operating results; significant outstanding indebtedness; equity conversion rights held by existing debt holders; limited liquidity; reimbursement-related risks; shifts in the mix of parties that pay for the Company's services; dependence upon relationships with third parties; uncertain future liabilities under capitation arrangements; concentration of large payors; the intensely competitive industry; the timing of or ability to complete acquisitions; government regulation of the home health care industry; certain legal proceedings; dependence on key personnel; recruitment and retention of trained personnel; potential volatility of stock price; New York Stock Exchange listing status; and unanticipated impacts from the Year 2000 issue. These and other risk factors that could affect Coram's financial results are further described in the Company's Form 10-K Annual Report, as amended, Form 10-Q Quarterly Reports, and Form 8-K Current Reports on file with the Securities and Exchange Commission.